One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter
and Nine Month 2011 Results

OLD BRIDGE, New Jersey—November 14, 2011—Blonder Tongue Laboratories, Inc. (NYSE Amex:BDR) today announced its sales and results for the third quarter and nine months ended September 30, 2011.  Net sales for the third quarter 2011 were $7,004,000, compared to $9,151,000 for the third quarter 2010.  Net loss for the third quarter of 2011 was $(50,000) or $(0.01) per share, compared to net earnings of $721,000 or $0.12 per share for the comparable period in 2010.  Net sales for the nine months ended September 30, 2011 were $20,208,000, compared to $23,011,000 for the nine months ended September 30, 2010.  Net loss for the nine months ended September 30, 2011 was $(261,000) or $(0.04) compared to net earnings of $1,417,000 or $0.23 for the comparable period in 2010.

The decrease in the Company’s overall performance can be attributed to reduced sales of digital video headend products, which includes the EdgeQAM product subcategory.  The expected (and previously disclosed) decrease in EdgeQAM along with a decrease in analog video headend products was offset by an increase in other digital video products as well as contract manufactured products.  In addition, the Company continues to benefit from the operating expense reductions previously announced in 2010.

For the third quarter of 2011 and 2010, on a comparative period basis, sales of digital video headend products were $2,190,000 (including $425,000 of EdgeQAM product sales) and $3,744,000 ($2,027,000 of EdgeQAM), respectively.  For the same comparative periods, sales of analog video headend products were $1,556,000 and $2,394,000, sales of contract manufactured products were $1,274,000 and $851,000, and operating expenses were $2,439,000 and $2,690,000.

Sales of digital video headend products were $6,794,000 ($1,425,000 of EdgeQAM) and $9,362,000 ($5,063,000 of EdgeQAM) in the first nine months of 2011 and 2010, respectively.  For the same comparative periods, sales of analog video headend products were $5,021,000 and $6,347,000, sales of contract manufactured products were $2,837,000 and $1,648,000, and operating expenses were $7,304,000 and $7,966,000.

“While we experienced somewhat disappointing sales in the third quarter and essentially breakeven performance, we remain optimistic. Like other manufacturing companies, we face significant macro-economic challenges due to the state of our National economy. Despite that, we are experiencing positive trends in several areas. Our High Definition Encoder business has increased substantially and should grow even more rapidly as we introduce additional versions with alternative feature sets in the coming months.  In addition, our EdgeQAM product continues to dominate the digital–free-to-guest segment of the hospitality market,” said Chairman and Chief Executive Officer James A. Luksch.  “On the customer side, several of our most advanced products are being considered by numerous multiple system operators, with evaluation unit deployments underway.  It is difficult to quantify these opportunities and while they are generally subject to relatively long lead times, we believe that the products being evaluated represent creative solutions to address specific customer needs at very competitive prices.  The present market is difficult, but with the down economy spending habits shift to more affordable options, which is where we shine.  With reasonable success in the MSO market we should enjoy a return to profitability in 2012,” he added.

Conference Call Reminder

•	Monday, November 14, 2011
•	11:00 AM EST
•	Live Call #877-407-8033
•	Conference ID #382478

About Blonder Tongue

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  With over 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2010 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik

Chief Financial Officer

eskolnik@blondertongue.com

(732) 679-4000

James A. Luksch

Chief Executive Officer

jluksch@blondertongue.com

(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$7,004	$9,151	$20,208	$23,011
Gross profit	2,431	3,465	7,182	9,531
Earnings (loss) from operations	(8)	775	(122)	1,565
Net earnings (loss)	$(50)	$721	$(261)	$1,417
Basic and diluted net earnings (loss) per share	$(0.01)	$0.12	$(0.04)	$0.23
Basic and diluted weighted average shares outstanding:	6,212	6,192	6,209	6,192

Consolidated Summary Balance Sheets
(in thousands)

(unaudited)
	September 30, 2011	December 31, 2010

Current assets	$14,562	$13,878
Property, plant, and equipment, net	3,893	3,812
Total assets	27,140	26,612
Current liabilities	2,287	1,697
Long-term liabilities	2,885	2,872
Stockholders’ equity	21,968	22,043
Total liabilities and stockholders’ equity	$27,140	$26,612

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